Exhibit 15

December 24, 2003

The Stockholders and Board of Directors

First Data Corporation

We are aware of the incorporation by reference in Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-105432) of First Data Corporation and the related proxy statement/prospectus of Concord EFS, Inc. for the registration of 218,104,593 shares of First Data Corporation common stock of our reports dated April 9, 2003, July 17, 2003 and October 13, 2003 relating to the unaudited consolidated interim financial statements of First Data Corporation that are included in its Forms 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

/s/ Ernst & Young LLP
Ernst & Young LLP

Denver, Colorado